SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant                              |X|
Filed by a Party other than the Registrant           |_|


|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss. 14a-11 or ss. 240.14a-12.


                        PATH 1 NETWORK TECHNOLOGIES INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


Payment of Filing Fee (Check the appropriate box)


|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


1. Title of each class of securities to which transaction applies.


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2. Aggregate number of securities to which transaction applies.


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3.       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):


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4. Proposed maximum aggregate value of transaction:


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5. Total fee paid:


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|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.


6. Amount previously paid:


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7. Form, Schedule or Registration Statement No.:


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8. Filing Party:


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9. Date filed:


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



                        PATH 1 NETWORK TECHNOLOGIES INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 28, 2003

TO THE STOCKHOLDERS OF PATH 1 NETWORK TECHNOLOGIES INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Path 1 Network Technologies Inc., a Delaware corporation (the "Company"), will be held on Monday, July 28, 2003, at 10:00 a.m. Pacific Daylight Savings Time at 6215 Ferris Square, Suite 140, San Diego, California, USA 92121, for the following purposes, as more fully described in the Proxy Statement accompanying this
Notice:

     1. To elect directors to serve until the next annual meeting of the stockholders or until their successors are duly elected;

     2. To ratify the appointment of Swenson Advisors LLP as independent auditors of the Company for the fiscal year ending December 31, 2003;

     3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     Only stockholders of record at the close of business on Friday, May 30, 2003, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual
Meeting will be available for inspection at the executive offices of the Company.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign the enclosed proxy card and return it as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time before to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                Sincerely,
                                Frederick A. Cary

                                Chairman of the Board

San Diego, California, USA
June 6, 2003

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                        PATH 1 NETWORK TECHNOLOGIES INC.

                          6215 Ferris Square, Suite 140
                        San Diego, California, USA 92121


                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 28, 2003

General

     The Board of Directors of Path 1 Network Technologies Inc., a Delaware corporation (the "Company"), asks that you appoint its representatives as proxies to vote your shares of Common Stock of the Company at the Company's 2003 Annual Meeting of Stockholders to be held on July 28, 2003 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. at 6215 Ferris Square, Suite 140, San Diego, California, USA 92121. To appoint the proxies, sign and return the enclosed form of proxy card (the "Proxy"). These proxy solicitation materials were first mailed on or about June 6, 2003, to all stockholders entitled to vote at the Annual Meeting.

Voting

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 16, 2003, approximately 9,637,346 shares of the Company's Common Stock, par value $0.001 per share, were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on May 30, 2003, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may not cumulate votes in the election of directors. The election of directors will be by plurality. All other matters to be considered at the Annual Meeting require, for adoption, a majority of the shares represented at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will generally not be counted for purposes of determining whether a proposal has been approved.

Proxies

     If the enclosed form of proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each director nominee proposed by the Board unless the authority to vote for the election of such nominee is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 as described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Chief Financial Officer of the Company at the Company's principal executive offices at 6215 Ferris Square, Suite 140, San Diego, California, USA 92121, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2004 annual meeting of stockholders must be received no later than February 6, 2004, in order that they may be included in the proxy statement and form of proxy card relating to that meeting.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                       PROPOSAL ONE: ELECTION OF DIRECTORS

General

     The Company's Bylaws provide for a Board of Directors consisting of at least one and not more than seven directors. The Board currently consists of five persons. The directors elected at the Annual Meeting will serve until the 2004 annual meeting of stockholders or until their respective successors have been duly elected. All five of the nominees listed below are currently directors of the Company.

     All of the nominees for election have agreed to serve, if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

     Frederick A. Cary, 53, serves as the Company's Chairman of the Board of Directors, a position he assumed in March 2002, and as President and Chief Executive Officer, a position he assumed in September 2001. Mr. Cary was the CEO of Azur, Inc., a wireless communications equipment company, from July 2000 to December 2000. Prior to that, Mr. Cary was the CEO of Boxlot, Inc., an enterprise software company, from January 1998 to July 2000. Boxlot was acquired by InfoSpace, Inc. in December 2000. Mr. Cary has engaged in consulting for several venture capital firms and their portfolio companies in a variety of professional areas including wireless communications, digital rights management applications, eBusiness enterprise systems, and telecommunications applications. Mr. Cary graduated from Thomas Jefferson Law School in 1986.

     James A. Bixby, 56, was elected to the Company's Board of Directors in December 2000. Mr. Bixby is Chairman of the Company's Audit Committee, and also serves on the Company's Compensation Committee. Mr. Bixby has served as Chairman of the Board of Directors and Chief Executive Officer of SeQual Technologies, Inc. since 1998. SeQual is in the business of developing medical and industrial equipment. From 1983 to 1996, Mr. Bixby was Chairman, CEO and President of Brooktree Corporation, having joined Brooktree when it started its operations in 1983 as one of the first four employees. Brooktree developed semiconductor products for communications, graphics and video applications, and was sold to Rockwell Semiconductor (now Conexant) in 1996. Mr. Bixby received his B.S.E.E. from the Massachusetts Institute of Technology, his M.S.E.E. from the University of California, Berkeley, and his Master of Engineering degree in engineering management from the University of California, Los Angeles.

     Robert Packer, 42, was elected to the Company's Board of Directors in September 2001 and serves on the Company's Audit Committee. Mr. Packer was a co-founder of Packeteer Inc. and served as the Chief Technical Officer and Director of Packeteer from September 1996 to June 2000. From 1987 to January 1996, Mr. Packer was an independent consultant, developing telecommunications and networking technologies, including protocols for the Ricochet microcellular wireless network for Metricom, Inc., a wireless Internet networking company, OSI protocols for IBM Corporation and a high-performance packet switch for British Telecom North America, a telecommunications company. He has received twenty patents in a variety of technology applications. Mr. Packer holds a B.A. in philosophy and political science from Swarthmore College.

     Robert B. Clasen, 58, was elected to the Company's Board of Directors in April 2002, and serves as the Chairman of the Company's Compensation Committee. He also acts as a consultant to us. Previously, Mr. Clasen was Chairman and CEO of ICTV Inc., an interactive/internet television provider, from July 1999 to June 2001. Mr. Clasen was President and CEO of ComStream Corporation, an international provider of digital transmission solutions for voice, data, imaging, audio and video applications for satellite and terrestrial broadband systems, from January 1998 to December 1998. From January 1993 through December 1997, Mr. Clasen served as President of Comcast International Holdings. Mr. Clasen served as Divisional President for McCaw Cellular Communications (now AT&T) from February 1990 to December 1990 and was responsible for the development of the company's cellular telephone properties in the Southwest, including its interests in the L.A. Cellular Telephone Company and the Bay Area Cellular Telephone Company. Mr. Clasen has held positions in the cable television industry, including being President of Comcast Cable Communications, one of the country's five largest cable television companies, from November 1984 to December 1989. Prior to that, he was Vice President of U.S. Operations for Rogers Communications, Toronto, Canada, from July 1978 to October 1984, where he guided the U.S. Division from its inception to a position as one of the top ten multiple system operators. Mr. Clasen also served as chairman of Vivid Technologies, a VoD system provider that merged with Concurrent Computer Corp. Mr. Clasen has served as a member of the National Academy of Cable Programming Board of Governors, a director of the Cable Television Administration and Marketing Association (CTAM), and director of the Cable Television Advertising Bureau (CAB). Mr. Clasen is a graduate of Bowling Green State University in Ohio where he earned his graduate degree in Counseling Psychology.

     Dr. Moshe Nazarathy, 51, has been a board member since September 2002. Dr. Nazarathy also serves as a consultant to us. Dr. Nazarathy is a Technology Venture Partner with Giza Ventures, one of the five leading venture capital firms in Israel. Dr. Nazarathy co-founded Harmonic Inc. and, from 1988 to 2001, served as Senior VP of R&D, and corporate CTO. Dr. Nazarathy was also General Manager of Harmonic's Israeli subsidiary and a member of Harmonic's board of directors. From 1982 to 1984, Dr. Nazarathy held a post-doctoral position at Stanford University's Information Systems Laboratory. Dr. Nazarathy obtained a B.Sc., cum laude and a Doctor of Science EE degree at the Technion, Israel's Institute of Technology, at which institution he has recently been granted a visiting associate professor position with the Electrical Engineering department.

Board Committees and Meetings

Board Committees


     The Board of Directors met 13 times during the fiscal year ended December 31, 2002 (the "2002 Fiscal Year"). All Board members attended or participated in 75% or more of the total number of meetings of the Board of Directors and of the Board committees of which they were a member (during the period that they served). In 2002, the Board of Directors maintained an Audit Committee and a Compensation Committee.

     The Audit Committee currently consists of James A. Bixby and Robert Packer, and is responsible for overseeing the financial matters of the Company, including but not limited to, reviewing financial controls and conferring with independent auditors. The Board of Directors approved the Audit Committee charter in March 2001 and re-affirmed the charter in April 2003. Messrs. Bixby and Packer are "independent" as defined in Rule 4200 of the National Association of Securities Dealers Nasdaq listing standards. The Audit Committee met 5 times in 2002.

     The Compensation Committee currently consists of Mr. Clasen and Mr. Bixby, and recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our compensation plans.

     The Board of Directors does not have a nominating committee.

 Director Compensation

     Non-affiliated directors receive monthly compensation of $2,000 for their participation in board meetings and other board-related matters. In 2002, Mr. Bixby received compensation totaling $10,000; Mr. Clasen's total director's compensation was $16,000; and Dr. Nazarathy's total director's compensation was $4,000. Mr. Packer voluntarily waived his director's compensation in 2002. Mr. Cary, an affiliated director, received no annual compensation for as a board member. Each of our directors, and each member of any committee established by the Board of Directors, is reimbursed for all reasonable out-of-pocket expenses incurred in connection with the attendance by such director or member at meetings of the Board of Directors or of such committees.

     In conjunction with their appointments as directors, Mr. Bixby, Mr. Packer, Dr. Nazarathy and Mr. Clasen each received options to purchase 25,000 shares of our Common Stock. These options generally vest over two years.

Recommendation of the Board of Directors

     The Board of Directors recommends that the stockholders vote FOR the election of the five nominees listed above.

        PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     The Audit Committee appointed Swenson Advisors LLP to serve as the Company's independent accountants for the year ending December 31, 2003. This appointment is subject to reconsideration by the Audit Committee if this proposal is not ratified by the stockholders of the Company.

     Swenson Advisors LLP has served as the Company's auditors since 2002. Representatives of Swenson Advisors LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.


Audit Fees

     The aggregate fees of Swenson Advisors LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarter ended September 30, 2002, were approximately $64,000. The aggregate fees of Ernst & Young LLP, the Company's former independent auditor, for professional services for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, for the Company's Registration Statements filed on Forms SB-2 on June 7, 2002 and August 7, 2002, and Form SB-2/A filed on August 26, 2002, were approximately $56,000. The aggregate fees paid to Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, and for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for such fiscal year, and were approximately $80,000.

Audit-Related Fees

     No other audit-related fees were incurred from Swenson Advisors LLP for the year ended December 31, 2002. The aggregate fees of Ernst & Young LLP for other audit-related services rendered to the Company for the year ended December 31, 2002 (primarily for professional services related to the Company's Form 10-K, and its consents) were $6,850. The aggregate fees of Ernst & Young LLP for other audit-related for other audit-related services for the year ended December 31, 2001 (primarily for professional services rendered in connection with the required SEC reports, due diligence and consents) were approximately $11,000.

Financial Information Systems Design and Implementation Fees

     Neither Swenson Advisors LLP nor Ernst & Young LLP rendered any financial information systems design and implementation services to the Company for the years ended December 31, 2002 or 2001.

Tax Fees

     Neither Swenson Advisors LLP nor Ernst & Young LLP rendered any tax services to the Company for the years ended December 31, 2002 or 2001.

All Other Fees

     Swenson Advisors LLP did not render any other services to the Company for the years ended December 31, 2002 or 2001. The aggregate other fees incurred from Ernst & Young LLP related to the Company's European subsidiaries and operations totaled $6,250 for the year ended December 31, 2002. No other fees were incurred from Ernst & Young LLP for the year ended December 31, 2001.

     In making its decision to appoint Swenson Advisors LLP as the Company's independent accountants for the fiscal year ending December 31, 2003, the Audit Committee has determined that any non-audit services performed by Swenson Advisors LLP are compatible with maintaining the independence of Swenson Advisors LLP.

Report of the Audit Committee

         The following is a report by the Audit Committee:

     In accordance with a written charter adopted by Path 1's board of directors, the Audit Committee of the board of directors of Path 1 serves as the representative of the Board of Directors for general oversight of the quality and integrity of Path 1's financial accounting and reporting process, system of internal control, audit process, and process for monitoring the compliance with related laws and regulations. The Audit Committee engages the Company's independent auditors and approves the scope of both audit and non-audit services. The Company's management has primary responsibility for preparing financial statements and the financial reporting process.

     The Audit Committee is currently composed of two non-employee members, each of whom is independent under current Securities and Exchange Commission and Nasdaq rules. The Company's independent accountants, Swenson Advisors LLP, are responsible for expressing an opinion on the conformity of Path 1's audited financial statements to generally accepted accounting principles.

         The Audit Committee of the board of directors has:


1. Reviewed and discussed the audited consolidated financial statements and certifications thereof with Company management and the independent accountants, and management has represented to the Audit Committee that Path 1's consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States;

2. Discussed with Swenson Advisors LLP the matters required to be discussed by Statement of Accounting Standards 61 (Communications with Audit Committees), as amended, including the quality and acceptability of Path 1's financial reporting process and controls; and

3. Reviewed the written disclosures and the letter from Swenson Advisors LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with Swenson Advisors LLP its independence and also considered whether its provision of non-audit services was compatible with maintaining its independence.


     The Audit Committee meets regularly with the Company's independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's accounting principles.

     In performing all these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Path 1's management and independent accountants, which, in their report, express an opinion on the conformity of the Company's annual consolidated financial statements to accounting principles generally accepted in the United States.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.


The Audit Committee

James A. Bixby, Chairman
Robert Packer


Resignation of Ernst & Young LLP as Independent Auditors

     On September 13, 2003, Ernst & Young LLP resigned as our independent accountants. The audit reports of Ernst & Young LLP for our fiscal years ended December 31, 2001 and 2000 contained no adverse opinion or disclaimer, and were not qualified or modified as to uncertainty, audit scope or application of accounting principles except for our ability to continue as a going concern. During the fiscal years 2001 and 2000, and subsequent periods up to its resignation, there were no disagreements with Ernst & Young LLP on matters of accounting principles, practices, financial statement disclosure or auditing scope or procedure. Ernst & Young LLP's resignation was not approved by our Board of Directors or our Audit Committee.

Recommendation of the Board of Directors

     The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Swenson Advisors LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2003.

                                  OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information regarding the beneficial ownership of our common stock as of April 16, 2003, for:

     o    each executive officer named in the summary compensation table;

     o    each of our directors;

     o each person known by us to beneficially own more than 5% of our common stock; and

     o    all of our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as otherwise indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days after April 16, 2003.

     Unless otherwise indicated, the address for the following stockholders is c/o Path 1 Network Technologies Inc., 6215 Ferris Square, Suite 140, San Diego, CA 92121.

                                                                             Percentage
Name and Address of Beneficial Owner          Shares Beneficially Owned   Beneficially Owned
---------------------------------------------------------------------------------------------

Frederick A. Cary (1)                                          556,156                5.5%
David A Carnevale (2)                                          192,414                2.0%
Ronald D. Fellman (3)                                        1,118,025               11.3%
Yendo Hu (4)                                                   281,058                2.8%
Richard B. Slansky (5)                                         157,315                1.6%
James A. Bixby (6)                                              26,000                0.3%
Robert B. Clasen (7)                                            49,527                0.5%
Moshe Nazarathy (8)                                             81,250                0.8%
Robert L. Packer (9)                                            39,000                0.4%
Douglas Palmer (10)                                            619,893                6.1%
Leitch Technology Corporation (11)                           2,941,250               30.5%
All directors and executive officers as a
group (10 persons) (12)                                      2,371,872               21.3%
---------------------------------------------------------------------------------------------

1. Includes (a) options that are immediately exercisable to purchase up to 396,006 shares of common stock and (b) options that may be exercisable after 60 days of April 16, 2003 to purchase up to 160,000 shares of common stock, which is based on attaining certain performance metrics.

2. Includes options that are immediately exercisable to purchase up to 192,414 shares of common stock.

3. Includes options that are immediately exercisable to purchase up to 254,305 shares of common stock.

4. Includes options that are immediately exercisable to purchase up to 281,058 shares of common stock.

5. Includes options that are immediately exercisable to purchase up to 157,315 shares of common stock.

6. Includes options that are immediately exercisable to purchase up to 25,000 shares of common stock.

7. Includes options that are immediately exercisable to purchase up to 49,527 shares of common stock.

8. Includes options that are immediately exercisable to purchase up to 81,250 shares of common stock.

9. Includes options that are immediately exercisable to purchase up to 25,000 shares of our common stock.

10. Includes options that are immediately exercisable to purchase up to 554,793 shares of our common stock.

11. The address for Leitch Technology Corporation is 150 Ferrand Drive, Toronto, Ontario, Canada M3C 3E5.

12. See notes 1-7. Includes options that are immediately exercisable to purchase up to 22,817 shares of our common stock held by John Zavoli.

EXECUTIVE OFFICERS

     The executive officers of Path 1 Network Technologies Inc., positions held by them and their ages as of June 6, 2003 are as follows:


--------------------------------------------------------------------------------------------------------
Name                        Age         Position
--------------------------------------------------------------------------------------------------------
Frederick A. Cary           53          President, Chief Executive Officer and Chairman of the Board
                                        of Directors
--------------------------------------------------------------------------------------------------------
David A. Carnevale          55          Vice President, Marketing
--------------------------------------------------------------------------------------------------------
Dr. Ronald D. Fellman       48          Chief Technology Officer
--------------------------------------------------------------------------------------------------------
Dr. Yendo Hu                40          Vice President, Engineering
--------------------------------------------------------------------------------------------------------
John R. Zavoli              43          Chief Financial Officer, General Counsel, and Corporate
                                        Secretary
--------------------------------------------------------------------------------------------------------
Patrick Bohana              59          Vice President, Sales & General Manager
--------------------------------------------------------------------------------------------------------

     Frederick A. Cary is a director nominee. See "Proposal One: Election of Directors" for a discussion of Mr. Cary's business experience.

     Dr. Ronald D. Fellman serves as our Chief Technology Officer, a position he assumed in April 2000. A co-founder of Path 1, Dr. Fellman served as our President from January 1998 until April 2000, and as Chief Executive Officer from January 1999 until April 2000. Dr. Fellman received his B.S. (Summa Cum Laude), M.S., and Ph.D. degrees from the University of California, Berkeley.

     David A. Carnevale joined us November 2001 as Executive Vice President of Marketing and Sales, and since February 2003 has been serving as our Company's Vice President of Marketing. Prior to joining us, Mr. Carnevale was Senior Vice President of Marketing at Mitsubishi Electronics America from September 1998 to February 2000. He was also Director of Marketing for the Telecom Network Solutions Division of Compaq from February 1998 to September 1998. Prior to that Mr. Carnevale was Vice President of Marketing at PageNet, now part of Arch Wireless, from April 1996 to September 1997. Mr. Carnevale was a Vice President at Dataquest, and also served as a partner at Regis McKenna, in Palo Alto, CA, from February 1993 to July 1994. He also served as Group Vice President and an industry analyst at Gartner Group/InfoCorp, from September 1986 to February 1993. Mr. Carnevale holds a Masters of Business Administration degree from Stanford University, and a Bachelor of Science degree from Rensselaer Polytechnic Institute. He has also served as a Lieutenant in the US Air Force at Wright-Patterson Air Force Base in Dayton, Ohio.

     Dr. Yendo Hu joined us in September 1999 and is currently Vice President of Engineering. Prior to joining us, Dr. Hu was the Director of Systems Engineering at Tiernan Communications Inc. from February 1996 to August 1999. At Tiernan, Dr. Hu developed MPEG2 video and multiplexing compression technology that led to the first commercially available MPEG2 4:2:2 level solution. Dr. Hu received his Bachelor's and Master's degrees in Electrical Engineering from Cornell
University, and his Ph.D. in Electrical Engineering from the University of California, San Diego. Dr. Hu holds three patents in the area of MPEG2 implementation and is the author of numerous papers on implementation.

     John R. Zavoli joined us in October 2002, and currently serves as Chief Financial Officer, General Counsel and Corporate Secretary. Prior to joining Path 1, Mr. Zavoli served as CFO and General Counsel with WayNet, Inc., a privately held video service provider, from November 2001 through September 2002. Mr. Zavoli also served as CFO and General Counsel with NHancement Technologies (later re-named Appiant Technologies) from May 2000 to February 2001. He held various senior level financial and legal positions with Digital Equipment Corporation (now Hewlett-Packard) from June 1987 through July 1992, including serving in Digital Equipment's Asia and European headquarters operations in Hong Kong and Geneva, Switzerland. He also is a former partner with PricewaterhouseCoopers LLP. Mr. Zavoli received his B.S. in accounting from the University of Illinois, his J.D. from The John Marshall Law School, and his LL.M. from Boston University School of Law. He is a licensed attorney.

     Patrick Bohana joined us in February 2003 as Vice President, Sales and General Manager. He previously served as Vice President and General Manager of Tandberg Television's North America region operations from 1997 to 2003. Previously, he served as Vice President of Sales at TV/Com International, and as a managing director of Scientific-Atlanta's Asia Pacific operations.

EXECUTIVE COMPENSATION

     The above table sets forth certain information summarizing the compensation earned by the Company's chief executive officer and each of our other four most highly-compensated executive officers as of December 31, 2002, plus one former executive officer, whose salary and bonus for 2002 was over $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002

                           Summary Compensation Table


                                                                           Annual Compensation      Long-Term
                                                                                                    Compensation Awards
                                                                                                    Securities Underlying
Name and Principal Position                                 Year        Salary ($)     Bonus ($)    Options (#)
---------------------------                                 ----        ----------     ---------    ---------------------

Frederick A. Cary
Chairman, President and Chief Executive Officer (1)         2002            205,784                           274,131
                                                            2001             67,161                           485,000
                                                            2000

David A. Carnevale
Vice President, Marketing (2)                               2002            152,322                           117,414
                                                            2001             13,004                           200,000
                                                            2000

Ronald D. Fellman
Chief Technology Officer (3)                                2002            136,490                            79,305
                                                            2001            199,853
                                                            2000            185,026                           175,000

Yendo Hu
Vice President, Engineering (4)                             2002            124,623                           109,477
                                                            2001            147,770
                                                            2000            126,123

Richard B. Slansky
Chief Financial Officer (5)                                 2002            108,464
                                                            2001            174,250         15,000
                                                            2000                                              250,000



(1)  Mr. Cary has served as our Chief Executive Officer since September 2001.

(2) Mr. Carnevale serves as our Vice President, Marketing since February 2003, and has served as Vice President, Marketing and Sales since November 2001. His salary for 2002 includes $13,000 related to relocation and temporary living expenses.

(3) Dr. Fellman resigned from his position as our Chief Executive Officer in April 2000, at which time he assumed the position of Chief Technology Officer.

(4)  Dr. Hu has served as our Vice President, Engineering since September 1999.

(5) Mr. Slansky resigned from the Company in July 2002. His salary includes severance of $35,000.

                      Option Grants in the Last Fiscal Year


     The following table provides information concerning individual grants of stock options made during fiscal year 2002 to the Named Executive Officers. The Company has not granted any stock appreciation rights. The exercise prices in each case equal the last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on the trading day immediately prior to the date of grant.

     The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 1,203,195 shares of common stock granted under our option plan to our employees in 2002. These options are fully exercisable on the date of grant, but if the employee leaves us before his or her options have fully vested, we have the right to repurchase, at the exercise price, any shares that have not vested.

     In 2002, in an effort to reduce expenditures, we instituted an equity-for-salary program that initially affected almost all of our employees (the "Expense Reduction Program"). The Expense Reduction Program was later scaled back to affect only certain executive level employees. Under this program, each participating employee would receive a fully exercisable and vested option to purchase up to a number of shares of our common stock equal to four times the number of dollars of salary foregone divided by the last reported sales price of our common stock as reported by the Over-the-Counter Bulletin Board on the date the employee's salary would otherwise have been paid. The exercise prices of these options in each case equal the last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on the date the employee's salary would otherwise have been paid.



                           Number of      Percent of
                           Shares of     Total Options                                 Potential Realizable Value
                         Common Stock     Granted to                                      at Assumed Rates of
                          Underlying     Employees in     Exercise                          Appreciation (6)
                            Options       Last Fiscal       Price      Expiration   ------------------------------
         Name               Granted          Year          ($/sh)         Date            5%             10%
------------------------ -------------- ---------------- ------------ ------------- -------------- ---------------

Frederick A. Cary          274,131 (1)           22.78%      (1)          (1)        $ 161,508       $  376,383

David A. Carnevale         117,414 (2)            9.76       (2)          (2)           73,313          170,851

Ronald D. Fellman           79,305 (3)            6.59       (3)          (3)           55,114          128,440

Yendo Hu                   109,477 (4)            9.10       (4)          (4)           67,797          157,996

Richard B. Slansky          18,315 (5)            1.52       (5)          (5)           19,730           45,978

(1) Consists of (i) an immediately exercisable option to purchase up to 175,000 shares of our common stock with an exercise price of $1.30 to expire in July 2009 and vesting fully six months after grant and (ii) options issued pursuant to our Expense Reduction Program to purchase up to an aggregate of 99,131 shares of our common stock with exercise prices and expiration dates as set forth below:

                               Number of Shares      Exercise
                                   Granted         Price ($/sh)  Expiration Date

                                    1,876               $4.10         01/09
                                    1,899                4.05         02/09
                                    1,748                4.40         02/09
                                    1,909                4.03         03/09
                                    2,024                3.80         03/09
                                    5,698                1.35         04/09
                                    4,049                1.90         04/09
                                    4,396                1.75         05/09
                                    2,564                3.00         05/09
                                    3,219                2.39         05/09
                                    2,797                2.75         06/09
                                    3,434                2.24         06/09
                                    4,049                1.90         07/09
                                    5,534                1.39         07/09
                                    6,057                1.27         08/09
                                    4,498                1.71         08/09
                                    5,917                1.30         09/09
                                    6,154                1.25         09/09
                                    7,326                1.05         10/09
                                    8,361                0.92         10/09
                                    7,930                0.97         10/09
                                    7,692                1.00         11/09


(2) Consists of (i) an immediately exercisable option to purchase up to 50,000 shares of our common stock with an exercise price of $1.30 to expire in July 2009 and vesting fully six months after grant and (ii) options issued pursuant to our Expense Reduction Program to purchase up to an aggregate of 67,414 shares of our common stock with exercise prices and expiration dates as set forth below:



                               Number of Shares      Exercise
                                   Granted         Price ($/sh)  Expiration Date

                                    1,276               $4.10         01/09
                                    1,292                4.05         02/09
                                    1,189                4.40         02/09
                                    1,298                4.03         03/09
                                    1,377                3.80         03/09
                                    3,875                1.35         04/09
                                    2,753                1.90         04/09
                                    2,989                1.75         05/09
                                    1,744                3.00         05/09
                                    2,189                2.39         05/09
                                    1,902                2.75         06/09
                                    2,335                2.24         06/09
                                    2,753                1.90         07/09
                                    3,763                1.39         07/09
                                    4,119                1.27         08/09
                                    3,059                1.71         08/09
                                    4,024                1.30         09/09
                                    4,185                1.25         09/09
                                    4,982                1.05         10/09
                                    5,686                0.92         10/09
                                    5,393                0.97         10/09
                                    5,231                1.00         11/09

(3) Consists of options to purchase shares of our common stock issued pursuant to our Expense Reduction Program with exercise prices and expiration dates as set forth below:



                               Number of Shares      Exercise
                                   Granted         Price ($/sh)  Expiration Date

                                    1,501               $4.10         01/09
                                    1,519                4.05         02/09
                                    1,399                4.40         02/09
                                    1,527                4.03         03/09
                                    1,619                3.80         03/09
                                    4,558                1.35         04/09
                                    3,239                1.90         04/09
                                    3,516                1.75         05/09
                                    2,051                3.00         05/09
                                    2,575                2.39         05/09
                                    2,238                2.75         06/09
                                    2,747                2.24         06/09
                                    3,239                1.90         07/09
                                    4,427                1.39         07/09
                                    4,846                1.27         08/09
                                    3,599                1.71         08/09
                                    4,734                1.30         09/09
                                    4,923                1.25         09/09
                                    5,861                1.05         10/09
                                    6,689                0.92         10/09
                                    6,344                0.97         10/09
                                    6,154                1.00         11/09

(4) Consists of (i) an immediately exercisable option to purchase up to 50,000 shares of our common stock with an exercise price of $1.30 to expire in July 2009 and vesting fully six months after grant and (ii) options issued pursuant to our Expense Reduction Program to purchase up to an aggregate of 59,477 shares of our common stock with exercise prices and expiration dates as set forth below:



                               Number of Shares      Exercise
                                   Granted         Price ($/sh)  Expiration Date

                                    1,126               $4.10         01/09
                                    1,140                4.05         02/09
                                    1,049                4.40         02/09
                                    1,145                4.03         03/09
                                    1,215                3.80         03/09
                                    3,419                1.35         04/09
                                    2,429                1.90         04/09
                                    2,637                1.75         05/09
                                    1,538                3.00         05/09
                                    1,931                2.39         05/09
                                    1,678                2.75         06/09
                                    2,060                2.24         06/09
                                    2,429                1.90         07/09
                                    3,320                1.39         07/09
                                    3,634                1.27         08/09
                                    2,699                1.71         08/09
                                    3,550                1.30         09/09
                                    3,692                1.25         09/09
                                    4,396                1.05         10/09
                                    5,017                0.92         10/09
                                    4,758                0.97         10/09
                                    4,615                1.00         11/09


(5) Resigned effective July 2002. Consists of options to purchase shares of our common stock issued pursuant to our Expense Reduction Program with exercise prices and expiration dates as set forth below:


                               Number of Shares      Exercise
                                   Granted         Price ($/sh)  Expiration Date

                                    1,313             4.10            01/09
                                    1,330             4.05            02/09
                                    1,224             4.40            02/09
                                    1,336             4.03            03/09
                                    1,417             3.80            03/09
                                    3,989             1.35            04/09
                                    2,834             1.90            04/09
                                    3,077             1.75            05/09
                                    1,795             3.00            05/09


(6) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of our Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

               Aggregated Option Exercises in the Last Fiscal Year
                        and Fiscal Year-end Option Value


     The following table provides information with respect to the exercise of stock options during 2002 and the value of stock options held as of December 31, 2002 by each of the Named Executive Officers.

                                                          Number of Securities          Value of Unexercised
                                                         Underlying Unexercised        in-the-Money Options at
                           Shares                        Options at FY-End (#)        December 31, 2002 ($) (1)
                         acquired on    Value       ----------------------------- -----------------------------
Name                     exercise (#)  Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
----------------------- ------------- -------------- ------------- --------------- ------------- ---------------
Frederick A. Cary           -----          -----        375,694        383,437        $250.83          $0.00
David A. Carnevale          -----          -----        179,914        137,500         170.58           0.00
Ronald D. Fellman           -----          -----        254,305         -----          200.67          -----
Yendo Hu                    3,419        $5,060.12      281,058         50,000         150.51           0.00
Richard B. Slansky          -----          -----        157,315         -----          -----           -----
----------------------------------------------------------------------------------------------------------------

(1) We have based the value of unexercised in-the-money options as of December 31, 2002 on $0.95, the last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on December 31, 2002, less the applicable exercise price per share, multiplied by the number of shares underlying such options. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

Employment   Contracts,   Termination   of  Employment  and  Change  in  Control
Arrangements

                              Director Compensation

     We pay our non-employee directors $2,000 per month for their service as directors, including their service on any committee of the board. We have also granted each of our non-employee directors an option to purchase 25,000 shares of our common stock which vest quarterly over two years.

                 Employment Contracts, Termination of Employment
                       and Change in Control Arrangements

     In February 2003, we entered into a letter agreement with Patrick Bohana regarding his employment as our Vice-President, Sales and General Manager. In consideration of his services, we pay Mr. Bohana an annual base salary of $175,000. Mr. Bohana is entitled to a $20,000 bonus in the event we derive $8 million in revenue from products sales, and is entitled to a bonus in the amount of 0.2% of the total revenues derived from products sales over $8 million (with a maximum bonus potential of $50,000). In connection with the letter, we granted Mr. Bohana an option to purchase up to 90,000 shares of our common stock. The shares underlying this option vest over four years in sixteen quarterly installments. This option has a per share exercise price of $1.10 and is to expire 7 years after grant. In the event Mr. Bohana is terminated for any reason other than cause, for three months we will continue to pay Mr. Bohana his salary and continue his benefits coverage. In addition, should Mr. Bohana choose to relocate to San Diego in his first 18 months with us, we have agreed to pay him $10,000 in connection with the relocation, and $900 a month (for six months) for temporary living accommodations in San Diego.

     In January 2003, we entered into a letter agreement with Dr. Ronald Fellman, our Chief Technical Officer. Under this letter, Dr. Fellman agreed to transfer 200,000 shares of our common stock at and per our request. In consideration, in the event Dr. Fellman is terminated other than "for cause" (as set forth in the letter) or voluntarily resigns, for seven months we will continue to pay Dr. Fellman his salary and continue his benefits coverage. We reimbursed Dr. Fellman for the reasonable attorney fees and related costs he incurred negotiating and executing the letter and the transactions contemplated in the letter.

     In October 2002, we entered into a letter agreement with John Zavoli regarding his employment as our Chief Financial Officer and General Counsel. In consideration of his services, we pay Mr. Zavoli an annual base salary of $165,000. In connection with the letter, we granted Mr. Zavoli an option to purchase up to 100,000 shares of our common stock. The shares underlying this option vest over four years in sixteen quarterly installments. This option has a per share exercise price of $0.92 and is to expire October 2009. In the event Mr. Zavoli is terminated for any reason other than cause, for two months we will continue to pay Mr. Zavoli his salary and continue his benefits coverage and, after Mr. Zavoli has been with us for six months, this period will be increased to three months.

     In November 2001, we entered into a letter agreement with David Carnevale regarding his employment as our Vice-President, Marketing and Sales. In consideration of his services, we pay Mr. Carnevale an annual base salary of $170,000. In connection with the letter, we granted Mr. Carnevale an immediately exercisable option to purchase up to 200,000 shares of our common stock. The shares underlying this option vest over four years in sixteen quarterly installments. This option has a per share exercise price of $5.48 and is to expire in November 2008. In the event Mr. Carnevale is terminated for any reason other than cause, for three months we will continue to pay Mr. Carnevale his salary and continue his benefits coverage. In addition, Mr. Carnevale's agreement provides that we would pay up to $10,000 in connection with his relocation to San Diego, and $6,000 in connection with temporary living accommodations in San Diego. The Company paid Mr. Carnevale a total of $13,000 for these items.

     In September  2001, we entered into an employment  agreement with Frederick
A. Cary regarding his employment as our President and Chief Executive Officer. In consideration of his services, we pay Mr. Cary an annual base salary of $250,000, which is subject to annual review by our board. Mr. Cary may be eligible for performance-based cash bonuses upon attaining specific goals agreed to by Mr. Cary and us. In connection with this agreement, we granted Mr. Cary options to purchase up to an aggregate of 650,000 shares of our common stock. Three hundred twenty five thousand (325,000) of the shares underlying these options (the "Time-Based Vesting Options") vest over four years in sixteen quarterly installments, have a per share exercise price of $3.91, are to expire September 2008 and are immediately exercisable. In the event Mr. Cary is terminated under certain circumstances within 12 months of a change-in-control of the Company, any unvested shares underling the Time-Based Vesting Options shall immediately vest. Three hundred twenty five thousand (325,000) of the shares underlying these options (the "Performance-Based Vesting Options") vest over four years in sixteen quarterly installments but are exercisable only upon attainment of specific goals. Goals relating to 165,000 of the shares underlying the Performance-Based Options are tied to dates that have passed. Goals relating to 160,000 of the shares underling the Performance-Based Vesting Options are still attainable. Each of the Performance-Based Vesting Options has a per share exercise price of $3.91 and is to expire in September 2008. In the event Mr. Cary is terminated under certain circumstances within 12 months of a change-in-control of the Company, any unvested but exercisable shares underling the Performance-Based Vesting Options shall immediately vest. In addition, in the event Mr. Cary is terminated other than "for cause" (as set forth in the agreement) or voluntarily resigns with "good reason" (as set forth in the agreement), then upon execution of a general release of all claims against us, for 12 months we will continue to pay Mr. Cary his salary and continue his benefits coverage.

     In July 2002, Richard B. Slansky resigned from the Company. Under the terms of separation agreement that we signed with Mr.Slansky, he was paid $35,000 as severance.

     In August 1999, we entered into a letter agreement with Yendo Hu regarding his employment as our Vice President, Engineering. Dr. Hu's current annual base salary is $150,000. In connection with the letter, we granted Dr. Hu immediately exercisable options to purchase up to an aggregate of 225,000 shares of our common stock. Twenty-five thousand (25,000) of the shares underlying these options vested on Dr. Hu's first day and the remainder vest over four years in sixteen quarterly installments. Each of these options has a per share exercise price of $2.00 and is to expire in September 2006. In the event Dr. Hu is terminated under certain circumstances within 12 months of a change-in-control of the Company, any unvested shares underling these options shall immediately vest.

Compensation Committee Interlocks and Insider Participation

     No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Board Compensation Committee Report on Executive Compensation

     The Compensation Committee provided the following report:

     "The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very risky and competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     General Compensation Policy. The Board's and its Committee policy is to provide the Company's executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for 2002 are described below. However, the Board and its Committee, in its or their discretion, may apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary. In setting base salaries, the Compensation Committee relied on its informed understanding of similarly situated companies' compensation of similar executives, taking into account the Company's present financial position. In 2002, because of the Company's financial position and need to preserve cash, the Company's executive officers had their base salaries reduced twenty percent for various periods of time, and in exchange, received stock options.

     Annual Incentives. The Company has no formalized bonus structure or plan other than Mr. Cary's incentive plan. All other bonuses are paid based on the Compensation Committee's evaluation of the employee's performance on a case-by-case basis. For the year ended December 31, 2002 the Company paid one bonus: a $10,000 bonus to our former Controller and Chief Accounting Officer.

     Long Term Incentives. Generally, stock option grants are to be made to each of the Company's executive officers. Each grant is to be designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market value on the grant date) over a specified period of time (up to ten years but usually seven years). The options become exercisable either immediately or in a series of installments over a multi-year period, contingent upon the officer's continued employment with the Company and, in certain instances, upon successful attainment of certain performance milestones. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period (and, where applicable, only if certain performance milestones are met), and then only if the market value of the shares appreciates over the option term.

     The size of the option grant to each executive officer, including the Chief Executive Officer, is to be set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The number of outstanding shares and options held by the executive officer should also be considered, in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

     CEO Compensation. In setting the total compensation payable to the Company's Chief Executive Officer for 2002, the Compensation Committee sought to make that compensation competitive with the compensation paid comparable chief executive officers. Mr. Cary's base salary for 2002 was established by contract at the time he began his employment in September 2001, and therefore was not linked to the Company's performance in 2002.

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for 2002 did not exceed the $1 million limit per officer. The Company's 2000 Stock Option Plan has been structured so that any compensation deemed paid in connection with the exercise of options with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, there is no need at this time to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Company will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the Compensation Committee's opinion that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

The Compensation Committee

Robert B. Clasen, Chairman
James A. Bixby


Stock Performance Graph

     The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Russell 2000 Index and the NASDAQ Telecom Index. The comparisons below are based on historical data. We caution that stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock.

             [GRAPH OMITTED, DATA POINTS FROM GRAPH PROVIDED BELOW]

VALUE OF $100 INVESTED ON JUNE 19, 2000
-------------------------------------------------------------------------------------------------------------------------------
                                       06/19/00    06/30/00    09/30/00   12/31/00   03/31/01   06/30/01   09/30/01   12/31/01
-------------------------------------------------------------------------------------------------------------------------------
Path 1 Network Technologies Inc.        100.00      106.98       77.95      64.56      71.53      46.98      36.37      48.37
-------------------------------------------------------------------------------------------------------------------------------
Russell 2000 Index                      100.00       98.94       99.73      92.49      86.18      98.06      77.44      93.44
-------------------------------------------------------------------------------------------------------------------------------
NASDAQ Telecom Index                    100.00       97.71       81.92      52.01      36.82      34.92      22.79      26.56
-------------------------------------------------------------------------------------------------------------------------------

VALUE OF $100 INVESTED ON JUNE 19, 2000 CONT'D
-----------------------------------------------------------------------------------
                                       03/31/02   06/30/02   09/30/02    12/31/02
-----------------------------------------------------------------------------------
Path 1 Network Technologies Inc.         28.84      20.84      11.16       8.84
-----------------------------------------------------------------------------------
Russell 2000 Index                       96.88      88.49      69.30      73.28
-----------------------------------------------------------------------------------
NASDAQ Telecom Index                     19.50      11.62       9.92      12.21
-----------------------------------------------------------------------------------

(1) The graph covers the period from June 19, 2000, the date the Common Stock of the Company was first registered under the Securities Exchange Act of 1934, to December 31, 2002.

(2) The graph assumes that $100 was invested on June 19, 2000 in our Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our Common Stock.

(3) In our proxy statement last year, we used the S&P Computer Network Index instead of the NASAQ Telecom Index. We made the change because we believe that the NASDAQ Telecom Index is a more accurate comparison and because this index can be accessed more economically.

Certain Transactions

     On April 10, 2000, we entered into an Agreement of Purchase and Sale with Leitch Technology Corporation. Pursuant to this Agreement of Purchase and Sale, Leitch purchased 1,250,000 shares of our Common Stock for $10 million and 200,000 common shares of Leitch. Leitch's common shares are traded on the Toronto Stock Exchange under the symbol "LTV" and on Nasdaq under the symbol "LVID."

     In connection with the Agreement of Purchase and Sale, we entered into a Stockholders Agreement dated April 10, 2000 with Leitch, Dr. Fellman, Dr. Douglas Palmer and Dr. Michael Elliott pursuant to which two officers of Leitch were nominated and elected to our Board of Directors. Under the terms of this Stockholders Agreement, the parties to the Stockholders Agreement covenant to vote their equity securities in favor of a Board of Directors whose members shall include designees of Leitch who constitute 2/7ths of the entire Board of Directors, or more if Leitch acquires more shares. This voting requirement expires when Leitch owns less than 20% of our fully diluted Common Stock. Leitch does not own 20% of our Common Stock on a fully diluted basis, and accordingly, this voting requirement no longer exists.

     We also agreed to use our best efforts to cause at least one director designee of Leitch to be on each committee of our Board of Directors. This Stockholders Agreement also provides Leitch (i) a right of first refusal to purchase any stock (now or hereafter acquired) offered for sale in a private transaction by Drs. Palmer, Fellman or Elliott, (ii) a pro rata right of subscription for new securities offered by us, and (iii) beginning on the first anniversary of the effective date of our registration statement on Form 10, registration rights for its shares of the our Common Stock. Leitch's right of first refusal terminates if another strategic partner invests $6 million in the Company's equity securities or we have achieved $30 million of gross revenues in any 12-month period.

     No designees of Leitch are currently serving on our Board, and no designees of Leitch have been nominated for election at the Annual Meeting.

     The Stockholders Agreement also requires Leitch to refrain from the purchase of additional shares of our equity securities, from seeking to acquire us or acquire control of us, or from selecting proxies or being in any "group" with respect to our securities, all except with the approval of the our Board of Directors or as otherwise expressly provided for in the Agreement of Purchase and Sale or the Stockholders Agreement.

     If Leitch exercises its right of first refusal or otherwise buys stock privately from Dr. Fellman or Dr. Palmer, then Dr. Elliott has a tag-along right under the Stockholders Agreement to require Leitch to buy a pro rata portion of his shares.

     The Stockholders Agreement terminates upon the latest to occur of (a) the written agreement of the parties to the Stockholders Agreement, (b) acquisition of all the issued and outstanding shares of the Company, (c) April 10, 2010, (d) the merger or consolidation of the Company with or into another entity where more than 50% of the our securities are held by persons or entities different than immediately prior to such merger or consolidation, or (e) when we close an underwritten public offering with at least $25 million of net proceeds. In connection with the Leitch agreement, we granted Leitch exclusive rights to use TrueCircuit(R) technology in the professional broadcast market and the non-exclusive rights in other markets. We believe Leitch's exclusive rights have now become non-exclusive.

     In July 2002, we entered into a consulting agreement with Robert Clasen, a member of our Board and chairman of our Compensation Committee, which we amended in September 2002. Under this agreement, as amended, Mr. Clasen provides at least 11 days a month of service to us, and we pay him a monthly consulting fee of $9,000 cash and, at the end of each month of service, grant him an option to purchase up to that number of shares of our common stock equal to $9,000 worth of our common stock. Each option granted is fully vested upon grant. Each option has a per share exercise price equal to the last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on the trading day immediately prior to the date of grant and is to expire ten years after the date of grant. In addition, we reimburse Mr. Clasen for out-of-pocket expenses reasonably incurred in the performance of his services to the Company. This agreement expired by its terms at the end of 2002. At the time the prior consulting agreement expired, we entered into an informal consulting arrangement with Mr. Clasen under which Mr. Clasen provides the same services to us and we provide the same compensation to him. Mr. Clasen's compensation under the prior consulting agreement and under the current arrangement is in addition to his monthly director stipend.

     In September 2002, we entered into a consulting agreement with Moshe Nazarathy, a member of our board. Under this agreement, Mr. Nazarathy provides up to twenty hours of services a month to us, and we pay him an hourly consulting fee of $250. In connection with this agreement, Mr. Nazarathy was issued an option to purchase up to 75,000 shares of our common stock. This option vested in full in March 2003, has a per share exercise price of $1.20 and is to expire in March 2010. In addition, we agreed to grant Mr. Nazarathy an option to purchase up to that number of shares of our common stock equal to that dollar amount of our common stock that is equal to 4% of the total value of any financing arranged by Mr. Nazarathy and requested by us. This option is to be fully-vested upon grant and is to have a per share exercise price equal to the price of shares sold in the financing or, if the financing is debt-based, the last reported sale price per share of our common stock on the closing date of the financing. Further, we agreed to discuss paying Mr. Nazarathy appropriate additional compensation in consideration of extraordinary services performed for us. We reimburse Mr. Nazarathy certain travel, per diem and miscellaneous expenses for his services to us, including business class travel. This agreement is to expire in October 2003. Mr. Nazarathy's compensation under this consulting agreement is in addition to his monthly director stipend.

     In 2002, in an effort to reduce cash expenditures, we instituted a mandatory equity-for-salary program initially for certain employees and then later required only of executive officers (the "Expense Reduction Program"). Under this program, each participating employee received a fully exercisable and vested option to purchase up to a number of shares of our common stock equal to four times the number of dollars of salary foregone divided by the last reported sales price of our common stock as reported by the Over-the-Counter Bulletin Board on the date the employee's salary would otherwise have been paid. The exercise price of these options is equal to the last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on the date the employee's salary would otherwise have been paid. See, Option Grants in the Last Fiscal Year.

Compliance With Section 16(a) of the Exchange Act

     In accordance with section 12 of the Exchange Act that requires the timely filing of Forms 3 and 4 with the SEC, we disclose the following:

     David Carnevale was late filing one Form 3 in April 2002, and Dr. Moshe Nazarathy is late filing one Form 3 as of December 31, 2002.

     Bernie Tyler was late filing one Form 4 in May, 2002; Roderick Adams was late filing one Form 4 in April, 2002; John MacDonald was late filing one Form 4 in September, 2002; Reginald Tiessen was late filing one Form 4 in September, 2002; and John Splavec was late filing one Form 4 in November 2002.

                                  OTHER MATTERS

     We know of no other matters to be submitted for stockholder action at the Annual Meeting. If any other matters properly to come before the Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

     This proxy statement is accompanied by our Annual Report on Form 10-K. The Annual Report is not incorporated into this proxy statement, and is not considered to be proxy solicitation material.

     Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings made by us under those statutes, neither the Stock Performance Graph, the Compensation Committee Report, the Audit Committee Report nor the description of the auditors' independence is to be incorporated by reference into any such prior filings, nor shall such graph, reports or descriptions be incorporated by reference into any future filings made by us under those statutes.



                                Dated: June 6, 2003



                                By Order of the Board of Directors



                                Frederick A. Cary, Chairman